Exhibit 10.6(b)

AMENDMENT NO. 2

TO

AGREEMENT FOR SERVICES

This Amendment No. 2 (the “Amendment”) to the Agreement for Services is made an entered into as of this 18th day of December, 2008, by and between Atlas America, Inc. (“AAI”) and Richard Weber.

RECITALS

WHEREAS, AAI and Mr. Weber (the “Parties”) entered into an Agreement for Services dated April 5, 2006 (the “Agreement”); and

WHEREAS, the Parties wish to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

FIRST: Section 4(d)(ii) of the Agreement is hereby replaced in its entirety with the following:

(ii) Expenses. The Company shall reimburse you for all reasonable and necessary expenses incurred by you in carrying out your duties under this Agreement. You shall present to the Company, from time to time, an itemized account of such expenses in such form as may be required by the Company. All expenses shall be reimbursed no later than the 15th day of the third month following the end of the year in which the expense is incurred.

SECOND: Section 5(d) of the Agreement is hereby replaced in its entirety with the following:

(d) You become disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period, and it is expected that the physical or mental disability will last at least 12 consecutive months, and the Board determines, in good faith based upon medical evidence, that you, by reason of such physical or mental disability, are rendered unable to perform your duties and services hereunder (a “Disability”). You agree to provide your medical records and to submit to a medical examination so that the Board may make its determination. A termination of your employment by the Company for Disability shall be communicated to you by written notice and shall be effective on the 30th day after your receipt of such notice (the “Disability Effective Date”) unless you return to full time performance of your duties before the Disability Effective Date.

THIRD: Section 5(f) of the Agreement is hereby replaced in its entirety with the following:

(f) A voluntary Separation from Service for “Good Reason” upon thirty (30) days’ prior written notice to the Company. A “Separation from Service” shall mean your termination of employment with the Company beginning on your Date of Termination (as defined in Section (i) below). “Good Reason” shall mean: (i) any material breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of written notice from you; (ii) a reduction of your Base Salary; (iii) a material diminution in your authority, duties, or responsibilities. For purposes of this Agreement, a material diminution shall include a demotion from President and Chief Operating Officer of the Company, provided, however, that Termination by you for Good Reason shall be effective only if such failure has not been cured within thirty (30) days after notice of such failure has been given to the Company. A termination of your employment for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within three (3) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which you rely;

FOURTH: Section 6(c) of the Agreement is hereby replaced in its entirety with the following:

(c) By the Company Other than for Cause or Death; by you for Good Reason. If, during the Contract Period, the Company terminates your employment, other than for Cause or Death, or you terminate employment for Good Reason, the Company shall pay to you, amounts equal to compensation and benefits set forth in Sections 4 and 6 as if you had remained employed by the Company pursuant to this Agreement, all such sums to be payable beginning on the day following your Date of Termination at the time when the same would have become due and payable if Termination had not occurred; provided, that the Bonus portion shall be equal to the prorated Bonus paid to you in the fiscal year ending prior to Termination. The payments provided pursuant to this Section 6(c) are intended to meet the short-term deferred exception as set forth in Treasury Regulation 1.409(A)-1(b)(4)(ii). Any portion of the payments required pursuant to this Section 6(c) which is paid after the 15th day of the third month following the end of the year of your Date of Termination, subject to the limitation set forth in Treasury Regulations 1.409A-1(b)(4)(iii)(A) shall be classified as severance payments. In no event shall such payments be made to you later than the end of the second year following your Date of Termination. You shall continue to receive for the period described above benefits described in Section 4(d) and, to the extent any benefits described in Section 4(d) cannot be provided pursuant to a plan or program maintained by the Company for its executives, the Company shall provide either such benefits outside such plan or program at no additional cost (including without limitation tax cost) to you and your family or a cash payment equivalent to the premium cost for such benefits; and provided, finally, that during any period when the you are eligible to receive benefits of the type described in clause (i) of Section 4(d) under another employer-provided plan, the benefits provided by the Company under this Section 6(c) may be made secondary to those provided under such other plan. With respect to those benefits required pursuant to Section 4(d) which are covered under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the period for continuation of those benefits shall offset any period of continuation of coverage required by COBRA. The Company shall pay the cost of your COBRA premium for the period described above, but in no event to exceed 18 months provided you timely elect COBRA coverage. Any COBRA benefit required to be provided by the Company pursuant to Section 6 after the maximum 18 month COBRA period shall be in the nature of a lump sum cash payment equal to the amount necessary to cover the cost of your insurance premiums for the required period. With the exception of your COBRA benefit, with respect to benefits provided to you pursuant to Section 4(d), all such benefits or payments in lieu of benefits shall be paid to you no later than the 15th day of the third month following the end of the year of your Date of Termination.

In addition to the foregoing, the Restrictions on any Atlas Energy units or AAI stock outstanding on the Date of Termination shall terminate as of the Date of Termination and all options to acquire Atlas Energy units or AAI stock outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the Termination of your employment. The payments and benefits provided pursuant to this Section 6(c) are intended to compensate you for a Termination by the Company other than for Cause or for the actions of the Company leading to a Termination by you for Good Reason, and shall be the sole and exclusive remedy therefor. If you are terminated by reason of Disability, you shall assign to Company any benefits received on account of Company provided disability insurance for the period on which this severance payment is based. You shall not be required to mitigate the amount of any payment provided for in this Section 6(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by you as the result of employment by any other person, firm or corporation.

FIFTH: Section 12(a) is hereby replaced in its entirety with the following:

Notwithstanding any provision in the Agreement to the contrary, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, FICA and Medicare withholding taxes and excise tax imposed upon the Gross-Up Payment, but before any federal, state or local income tax FICA and Medicare withholding taxes on the Payment itself, shall be equal to the Payment. The Gross-Up Payment shall be paid no later than the end of the year following the year in which the Company remits the related taxes. For purposes of determining the amount of the Gross-Up Payment, unless you specify that other rates apply, you shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on your Date of Termination, net of the reduction in federal income taxes that may be obtained from the deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allocable to you applies first to reduce that amount of such state and local income taxes that would otherwise be deductible by you).

SIXTH: Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to be executed as of the date first above written.

ATLAS AMERICA, INC.

By:	/s/ Edward E. Cohen
Edward E. Cohen
Chief Executive Officer and President

RICHARD WEBER

/s/ Richard Weber